Exhibit 99.1

DISH NETWORK ANNOUNCES TENDER OFFER IN LETTER TO CLEARWIRE BOARD OF DIRECTORS

•                  Offer represents a 29% premium over the nominal purchase price of $3.40 per share in the Sprint proposal

•                  DISH remains committed to a commercialization of Clearwire’s significant portfolio of wireless spectrum assets which will enable the combined company to provide a superior product and service offering to its customers

Englewood, Colo., May 29, 2013 — DISH Network Corporation (NASDAQ: DISH) today sent a letter to Clearwire Corporation (NASDAQ: CLWR) with an offer to acquire Clearwire for $4.40 per share in cash.

DISH is making this offer public in light of the limited time remaining prior to the Clearwire stockholders’ meeting to be held on Friday, May 31. DISH intends to commence a tender offer for the outstanding Clearwire shares prior to that meeting.

“The Clearwire spectrum portfolio has always been a key component to implementing our wireless plans of delivering a superior product and service offering to customers,” said Charlie Ergen, chairman and co-founder of DISH.

Following is the text of the letter that DISH sent to Clearwire Corporation today:

May 29, 2013

John Stanton, Chairman

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington  98005

Gentlemen:

DISH Network Corporation (“DISH”) is pleased to submit this revised offer to acquire the outstanding capital stock of Clearwire Corporation (“Clearwire” or the “Company”).  We have reviewed your recently amended merger agreement with Sprint Nextel Corporation (“Sprint”), and we continue to believe we can provide a meaningfully superior alternative to your stockholders, so we are presenting a transaction valued at $4.40 per share.

As you know, we are committed to completing a transaction that will permit DISH to commercialize its significant portfolio of wireless spectrum assets.  We have therefore simplified and improved our previous proposal to provide you with revised terms that are both clearly actionable by Clearwire and unmistakably superior to the Sprint proposal.  Importantly, we are prepared to de-link our proposed acquisition of 40 MHz of your BRS and EBS spectrum from the offer we will make to your stockholders.

The principal terms of our offer are as follows:

1.             Funding:  We are committed to ensuring that Clearwire has access to appropriate capital during the necessary transition period until the Company can effectively fund itself.  Therefore, DISH is prepared to provide Clearwire with a committed financing package allowing Clearwire to draw up to $80 million per month until the aggregate amount of funding provided (together with any amounts funded by Sprint under its exchangeable notes purchase agreement) equals $800 million.

We would provide this funding by purchasing notes issued by Clearwire pursuant to a note purchase agreement (the “Note Purchase Agreement”).  These notes will, to the extent allowed, be exchangeable for Clearwire Class A common stock at an exchange ratio equivalent to $2.50 per share and will bear interest at a rate of 1% per annum.  To the extent any notes could not be exchangeable for Clearwire Class A common stock (i.e., to the extent any required stockholder vote has not been obtained), the notes would be non-exchangeable and bear interest at a rate of 12% per annum, accruing from the original issuance date.  The proposed funding is on terms far superior to Clearwire and its minority shareholders than the Sprint funding, representing among other things two-thirds less equity dilution than the dilution inherent in the funding provided by Sprint.

We are also prepared to fit this offer within the confines of the existing pre-emptive rights under your Equityholders’ Agreement.  Therefore, to the extent that any eligible Clearwire stockholder chooses to exercise pre-emptive rights and purchase exchangeable notes in order to maintain its percentage equity ownership interest in Clearwire, DISH would take up the remaining funding obligation, with the only condition being that DISH would acquire at least 25% of the exchangeable notes issued.  In any such case, Clearwire would still receive a total of $80 million per month in the aggregate, but DISH’s portion would decrease to account for any take up of the offered notes by Clearwire’s other eligible stockholders.

The terms of the notes would include covenants comparable to those in the Sprint exchangeable notes indenture (to the extent the notes are exchangeable) and/or your existing senior secured notes (to the extent that the notes are not exchangeable).  We have prepared definitive documentation for the note purchase and the terms of the notes and our counsel can provide these to yours at your request.

2.             Tender Offer.  To provide your stockholders, including in particular your minority stockholders, with a meaningful opportunity to monetize their investment, DISH is prepared to offer Clearwire and its stockholders a transaction that is substantially superior to the proposed Sprint merger.  DISH would offer to purchase all of Clearwire’s outstanding shares at a price of $4.40 per share.  This offer represents a 29% premium over the nominal purchase price of $3.40 per share in the Sprint proposal.  The offer would be available to all stockholders, but DISH is also prepared to accept and pay for shares tendered only by those minority stockholders that wish to monetize their investment in Clearwire at this time, subject to a minimum participation in the offer.  Consequently, the DISH offer provides both meaningfully improved value to your stockholders as well as the significant option value inherent in allowing your minority stockholders to choose for themselves whether to retain their investment in Clearwire.  Our tender offer would be subject to very limited conditionality, including:

(a)                     Minimum Tender.  For the offer to be of value to DISH, we need a minimum threshold investment, both for economic reasons and to ensure that we are able to participate meaningfully in the governance of the Company.  We would therefore condition any offer on acquiring at least 25% of the fully diluted voting stock in Clearwire.

(b)                     Governance Rights.  DISH will need certain minimum participation and governance rights, including the right to designate members to the Clearwire board of directors.   DISH requires at least three Board designees or, if we were to acquire a higher percentage of Clearwire shares, a number of designees that corresponds to DISH’s ownership percentage; for example, if DISH were to acquire 31% of the outstanding Clearwire shares, we would expect a fourth board seat to correspond to this higher percentage ownership.

DISH also requires a minimum level of minority protection rights to be set out in an Investor Rights Agreement, including the right to approve (1) material changes to the organizational documents of Clearwire and its material subsidiaries, (2) change of control transactions, and (3) material transactions with related parties (including Sprint) unless these transactions are approved by an independent and disinterested board committee and, if larger than a specific threshold, supported by fairness opinions.  These minority protection rights are no more restrictive than those held by several of Clearwire’s current stockholders that retain a very limited ownership interest in Clearwire.  We understand, however, that you are concerned that Sprint may challenge your ability to provide certain of these governance rights; to allay these concerns we would not condition our offer on the absence or failure of such a challenge.  We would of course defend, and expect Clearwire to participate in defending, the agreed governance rights in the face of any challenge, including subsequent to the closing of our offer.  If we are able to resolve any such challenge prior to the completion of our offer we would be prepared to reduce the minimum tender condition to as low as 12.5% of Clearwire’s fully diluted voting stock provided we obtain the minimum governance rights described above.

(c)                      Termination of Sprint Funding.  DISH’s offer to acquire Clearwire shares and its purchase of exchangeable notes would be conditioned on termination of the funding arrangements under the Sprint exchangeable note purchase agreement with no further draws on the facility other than the June draw to the extent that irrevocable notice of that draw has already been delivered to Sprint.

3.             Definitive Documentation.  DISH is prepared to move expeditiously.  We have prepared and are ready to file an offer to purchase and ancillary documentation (i.e., the note purchase agreement and investor rights agreement).  Other than the funding described in paragraph 1 above, the remaining components of the transaction would be subject to customary closing conditions, including the receipt of applicable governmental and regulatory approvals.

4.             Clarification Contacts.  In the event that you have any questions about our offer or require any additional information, we ask that you contact us.  We and our advisors will be available at any time to respond to your requests.  Please contact:

Thomas A. Cullen

Executive Vice President

9601 S. Meridian Blvd.

Englewood, CO  80112

Telephone:  (303) 723-1047

Facsimile:  (303) 723-2076

email:  thomas.cullen@dish.com

We are confident that this offer is clearly superior to the proposed Sprint merger.  It offers substantially greater value to Clearwire and your minority stockholders and a clearer path to value realization for all parties.  Importantly, it also provides a meaningful alternative to the significant group of your minority stockholders that remain opposed to the Sprint merger.  We also are confident based on our conversations with you and our review of your publicly available governance arrangements that it can be executed without being subject to a successful challenge by any of your existing major stockholders.  Our offer is not subject to any financing contingency.  While we would still be pleased to work towards a mutually agreeable spectrum transaction with Clearwire in the future, we thought it important to make this improved, yet simplified offer now.

Our Board of Directors has approved this offer and no further internal approvals are required for DISH to execute this transaction.  While we continue to be hopeful that we can work cooperatively toward a transaction, considering the abbreviated notice for and timing of your adjourned stockholders’ meeting, we feel compelled to release this letter publicly.  We also intend to take our offer directly to your stockholders by commencing a tender offer prior to your stockholders’ meeting.

We look forward to hearing from you.

Sincerely,

DISH Network Corporation

Charlie Ergen

Chairman

About DISH

DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides approximately 14.092 million satellite TV customers, as of March 31, 2013, with the highest quality programming and technology with the most choices at the best value, including HD Free for Life®. Subscribers enjoy the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation’s subsidiary, Blockbuster L.L.C., delivers family entertainment to millions of customers around the world. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.

Additional Information

The tender offer described in this communication (the “Offer”) has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the capital stock of Clearwire

Corporation (“Clearwire”) or any other securities.  On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the “SEC”).  The offer to purchase shares of Clearwire stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO.  The tender offer statement will be filed with the SEC by DISH Network Corporation (“DISH”) and DISH Acquisition Holding Corporation, and Clearwire is obligated to file a solicitation/recommendation statement with the SEC.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Innisfree M&A Incorporated at (212) 750-5833 or (877) 456-3427.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of DISH to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information about such risks, uncertainties and other factors is set forth in DISH’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012 and its quarterly report on Form 10-Q for the three months ended March 31, 2013. The forward-looking statements speak only as of the date made, and DISH expressly disclaims any obligation to update these forward-looking statements.  Nothing herein shall be deemed to be a forecast, projection or estimate of the future financial performance of DISH, Clearwire Corporation or the enlarged DISH following the completion of the Offer.

Investors:

Arthur Crozier/Jennifer Shotwell/Scott Winter

Innisfree M&A Incorporated

212-750-5833

Jason Kiser

303-723-2210

jason.kiser@dish.com

Media Relations:

Bob Toevs

303-723-2010

bob.toevs@dish.com